CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-100561 of The Procter & Gamble Company on Form S-8 of our report dated September 19, 2014, appearing in this Annual Report on Form 11-K of The Procter & Gamble 1-4-1 Plan for the year ended 30 June 2014.

/s/ DELOITTE LLP
DELOITTE LLP

Newcastle upon Tyne, United Kingdom

September 19, 2014